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EXHIBIT 4(h)

PROTECTIVE LIFE INSURANCE COMPANY
P. O. BOX 2606
BIRMINGHAM, ALABAMA 35202-2606

ENHANCED SPOUSAL CONTINUATION BENEFIT ENDORSEMENT

    This endorsement amends the Contract to which it is attached by adding the following provisions and making them a part of the Contract as of its Effective Date:

Enhanced Spousal Continuation Benefit

    If a Beneficiary who is the surviving spouse of a deceased Owner elects, in lieu of receiving the death benefit, to continue the Contract and become the new Owner as provided in the Contract, we will add to the Contract Value an amount equal to the positive difference, if any, between: 1) the value of the Contract's death benefit; and, 2) the Contract Value; both determined as of the date we receive due proof of death. We will allocate the amount we add according to the Purchase Payment instructions then in effect, but the amount we add will not be considered a Purchase Payment.

    All other provisions of your Contract not contrary to the terms of this endorsement remain in full force and effect.

PROTECTIVE LIFE INSURANCE COMPANY

Deborah J. Long
Secretary

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  Enhanced Spousal Continuation Benefit